                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

PERSHING SQUARE, L.P., PERSHING    )
SQUARE II, L.P. and PERSHING SQUARE)
INTERNATIONAL, LTD.,               )
                                   )
                        Plaintiffs,)
                                   )
           v.                      ) C.A. No. ________-N
                                   )
CERIDIAN CORPORATION, a Delaware   )
corporation,                       )
                                   )
                   Defendant.      )

                               VERIFIED COMPLAINT
                               ------------------

     Plaintiffs Pershing Square, L.P., Pershing Square II, L.P. and Pershing
Square International, Ltd. (collectively, the "Stockholders"), upon knowledge as to themselves and upon information and belief as to all other matters, allege for their complaint herein as follows:

                              NATURE OF THE ACTION
                              --------------------

     1. This is an action brought pursuant to Section 220 of the Delaware
General Corporation Law ("Section 220") to compel defendant Ceridian Corporation
("Ceridian" or the "Company") to make two letters available for inspection and copying by the Stockholders. Ceridian has admitted the existence of these two letters which were sent by senior executives of the Company to the Company's board of directors. The Stockholders believe that these letters include discussions of the senior executives' concerns about the management of the
Company, including concerns about the board of directors' oversight responsibilities and/or the performance of the prior chief executive officer.
Yet, Ceridian has

refused to provide the Stockholders with access to those letters for potential use in a proxy contest being conducted by the Stockholders, even though those letters are directly relevant to the question of whether stockholders should vote for the new nominees proposed by the Stockholders or those proposed by the incumbent directors.

                                  THE PARTIES
                                  -----------

     2. Plaintiff Pershing Square, L.P., a Delaware limited partnership, is the record holder of 100 shares of Ceridian common stock.

     3. Plaintiff Pershing Square II, L.P., a Delaware limited partnership, is the record holder of 100 shares of Ceridian common stock.

     4. Plaintiff Pershing Square International, Ltd., a Cayman Islands exempted company, is the record holder of 100 shares of Ceridian common stock.

     5. The Stockholders and certain of their affiliates (collectively,
"Pershing Square") currently beneficially own approximately 14.5% of Ceridian's outstanding common stock.

     6. Defendant Ceridian is a Delaware corporation with its principal executive offices located in Minneapolis, Minnesota.

                                   BACKGROUND
                                   ----------

     7. By December 20, 2006, Pershing Square had purchased approximately 11.3%
of Ceridian's outstanding common stock. Pershing Square originally intended to hold Ceridian stock as a passive investment. As a result of discussions with representatives of the Company, however, Pershing Square became concerned about the potential loss of key management and potential changes to Ceridian's strategic direction.

                                      -2-

     8. During the course of discussions in early 2007 with Ceridian representatives, Pershing Square learned that two letters from certain "named executives" in the Company's 2006 proxy statement had been sent to the Ceridian board of directors in 2006, addressing concerns with the management of the
Company. These letters, Pershing Square believes, included concerns about the board of directors' oversight responsibilities and/or the performance of the prior chief executive officer of the Company.

     9. Accordingly, on January 18, 2007, Pershing Square announced its intent to nominate a slate of directors at Ceridian's 2007 annual meeting of stockholders (the "Annual Meeting") and requested a meeting with the Ceridian board of directors. On January 23, 2007, Pershing Square delivered a notice to
Ceridian informing Ceridian that it proposed to nominate eight individuals for election at the Annual Meeting. The Ceridian board did not respond to the meeting request.

     10. Pershing Square is particularly troubled by the fact that the concerns of the senior executives were apparently serious enough that they were reduced to writing -- in two separate instances -- and sent to the board of directors.
Writing such letters is an unusual and extraordinary step which presumably would only be taken as a "last resort."

     11. The existence of these letters is not the only evidence that something is amiss in Ceridian's boardroom, however. For example, a review of Ceridian's public filings indicates that from 2003 through 2005, Nicholas G. Chabraja and
Ronald T. LeMay were two of three members of the compensation and nominating and corporate governance committees of the Ceridian board of directors. Messrs.
Chabraja and LeMay were the only members of those two committees in 2006. From
2001 through 2006, the executive committee consisted of

                                      -3-

Messrs. Chabraja and LeMay and the former chief executive officer, Ronald L.
Turner. On the day that Pershing Square announced its intent to nominate a slate of directors at the Annual Meeting, Mr. Chabraja notified the Company that he would not stand for re-election.

     12. In addition, since 2004, the Securities and Exchange Commission ("SEC")
has been conducting a formal investigation related to Ceridian's restatements, revenue recognition, capitalization, expense recognition, how the Company responds to internal ethics complaints and accounting policies and procedures.
As recently as January 8, 2007, the SEC issued a subpoena to Ceridian in connection with its investigation.

                                   THE DEMAND
                                   ----------

     13. By letter dated February 28, 2007 (the "Demand Letter"), the
Stockholders made a written request under oath to inspect certain stocklist materials and other books and records of the Company pursuant to Section 220.
The Demand Letter was delivered by facsimile on February 28, 2007 and by overnight mail on March 1, 2007 to Ceridian's principal place of business in
Minneapolis, Minnesota. A true and correct copy of the Demand Letter is attached hereto as Exhibit A.

     14. In addition to standard stocklist materials and a copy of the Company's current bylaws, the Demand Letter requested "[t]wo letters, the substance of at least one of which was discussed by the undersigned with the Company's financial advisor on January 29, 2007, from certain "named executives" in the Company's
2006 proxy statement, to the Board of Directors of the Company in 2006, addressing concerns with the management of the Company, which letters, we believe, included concerns about the Board of Directors' oversight responsibilities and/or the performance of the prior Chief Executive Officer."

                                      -4-

     15. The Stockholders' purpose for requesting these stocklist materials and other books and records, as stated in the Demand Letter, is to enable the
Stockholders to communicate with their fellow Company stockholders on matters relating to their mutual interests as stockholders, including the solicitation of proxies in connection with the election of Pershing Square's nominees to the board of directors of the Company at the Annual Meeting, and to investigate the suitability of the Company's nominees to serve on the board of directors. The
Stockholders believe the letters they have requested are directly relevant to the question of whether stockholders should vote for the new nominees proposed by the Stockholders or those proposed by the incumbent directors.

                               CERIDIAN'S RESPONSE
                               -------------------

     16. Ceridian responded to the Demand Letter by letter from its counsel dated March 7, 2007. A true and correct copy of the March 7, 2007 letter is attached hereto as Exhibit B.

     17. Ceridian provided the Stockholders with the current bylaws of Ceridian and agreed to provide the requested stocklist materials "that Pershing is entitled at this time to inspect."(1)

     18. Ceridian also admitted that the two letters exist. Ceridian refused to produce those letters, however, stating the following:

----------
     (1) Because the quoted language is ambiguous, the Stockholders reserve the right to seek to compel inspection of any requested stocklist materials that
Ceridian may argue that they are not "entitled" to inspect.

                                      -5-

     [T]he two documents in question were provided by senior executives to
     Ceridian's directors in confidence; the confidentiality of the documents has been maintained since that time.

     The documents reflect and concern preliminary discussions, opinions and assessments by those senior executives concerning non-public business, strategy and personnel matters, the latter of which focused primarily on an executive who is no longer with Ceridian. Contrary to the statement in the
     February 28 Demand, they do not include "concerns about the Board of
     Directors' oversight responsibilities." The disclosure of the documents would have a chilling effect on Board deliberations concerning Ceridian's business and management and the Board's ability to communicate confidentially with senior executives and would otherwise damage the interests of Ceridian and its shareholders. Further, the request for these documents is not made for a proper purpose.

     19. Notwithstanding Ceridian's conclusory and unsupported statement that the request is not made for a proper purpose, the Stockholders clearly have a proper purpose in seeking these two letters to communicate with Ceridian's stockholders in the election contest concerning Ceridian's board of directors.
Learning of the existence of these letters was a contributing factor to Pershing
Square deciding to nominate a slate of directors. The fact that senior executives felt compelled to raise their concerns about the Company's management in this manner reinforced Pershing Square's concern that the governance structure at Ceridian was irreparably broken and that the existing directors would be far more likely to have these officers -- who Pershing Square believes are fundamental to achieving the potential of Ceridian -- leave the Company, rather than leaving themselves.

     20. At the Annual Meeting, Ceridian's stockholders will be asked to choose between Pershing Square's nominees and Ceridian's nominees. In connection with casting their vote, Ceridian's stockholders are entitled to information regarding the concerns of two of the Company's senior executives, including any concerns that the board of directors of

                                      -6-

Ceridian may have failed properly to supervise the efforts of the chief executive officer of Ceridian. One of the most fundamental responsibilities of the board of directors is to oversee the performance of the chief executive officer. Thus, the fact that the letters, according to Ceridian's counsel,
"focused primarily on an executive who is no longer with Ceridian" -- the former chief executive officer -- makes these letters highly relevant in assessing the effectiveness of this board of directors. In addition, Pershing Square believes the very existence of these letters, presumably expressed as a last resort by key executive officers of Ceridian, may well indicate to Ceridian stockholders that the existing board of directors, having been forced to remove a chief executive officer with whom they were closely aligned, may well be unable to continue with these officers in a manner that would best serve the interests of
Ceridian's stockholders.

     21. While Ceridian claims these two letters are confidential, at least portions of them are clearly not confidential because the substance of their contents was shared with Pershing Square, and Pershing Square believes that the substance has been shared with others as well. Ceridian also has not demonstrated that the two letters contain the type of information that is considered confidential under Delaware law. Contrary to Ceridian's implications, the two letters come from people outside the boardroom and do not reveal or reflect the internal deliberations of the Ceridian board of directors. Any harm that exists in disclosing the contents of these letters is harm to the re-election prospects of the incumbent directors, not harm to the interests of the Company and its stockholders.

                                      -7-

                                     COUNT I
                                     -------

     22. The Stockholders repeat and reallege the allegations set forth in paragraphs 1 through 21 as if fully set forth herein.

     23. The Stockholders complied with the requirements of Section 220(b) with respect to the form and manner of making a demand for inspection and copying of the two letters.

     24. The Stockholders' purpose for requesting the two letters is a proper purpose, reasonably related to their interests as stockholders of Ceridian.

     25. Ceridian has not provided the Stockholders with the two letters requested in the Demand Letter.

     26. For the foregoing reasons, the Stockholders are entitled to inspect and make copies of the two letters requested in the Demand Letter.

     27. The Stockholders have no adequate remedy at law.

     WHEREFORE, the Stockholders respectfully request that this Court enter an order:

         (a) Summarily directing Ceridian to provide the Stockholders with the two letters requested in the Demand Letter;

         (b) Awarding the Stockholders their costs, fees, and expenses, including reasonable attorneys' fees, incurred in the prosecution of this action; and

         (c) Granting the Stockholders such other and further relief as the
Court deems just and proper.

                                      -8-

                                               /s/ Raymond J. DiCamillo
                                               ---------------------------------
OF COUNSEL:                                    Raymond J. DiCamillo (#3188)
                                               Seth Barrett Tillman (#4777)
Brian T. Frawley                               Richards, Layton & Finger, P.A.
Sullivan & Cromwell LLP                        One Rodney Square
125 Broad Street                               920 North King Street
New York, New York  10004                      Wilmington, Delaware 19801
(212) 558-4000                                 (302) 651-7700
                                               Attorneys for Plaintiffs

Dated:  March 8, 2007

                                      -9-